Exhibit 10.35

2/2/2017

Dear Mr. Gerdes:

On behalf of 8x8, Inc., a Delaware corporation (the "Company"), I am pleased to offer you the position of Chief Accounting Officer. You will be reporting to Mary Ellen Genovese.

The terms of your employment relationship with the Company will be as set forth below and will be subject to the approval of the Company's Chief Executive Officer.

Base Salary: Your base salary will be paid at a rate of USO $250,000.00/Yr. Your salary will be payable in accordance with the Company's standard payroll policies subject to required withholdings and any other taxes.

Bonus: You may become eligible to participate in the Company's Management Incentive Plan ('MIP') after ninety days of continuous employment with the Company. Information about the Company's MIP plan can be found in 8x8's annual proxy filing with the Securities and Exchange Commission. We will recommend to 8x8's Board of Directors that your on-target participation rate will be set at 30% of your base salary. Such participation and on-target rate will be subject to approval by the 8x8 Board of Directors, and you must be employed by 8x8 at the time such bonus payout amount is paid.

Stock Award: Subject to the approval of 8x8's Board of Directors, you will be granted an award of 33056 shares of restricted stock units (RSU's) of 8x8, Inc. common stock (Nasdaq:EGHT). Such award will be subject to the terms of 8x8's 2012 Equity Incentive Plan, as amended. The shares will vest at a rate of 1/4th on each of the first, second, third and fourth anniversaries of your employment start date.

Salary Review: Your base salary will be reviewed as part of the Company's normal salary review process.

Expenses: You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company's Employee Handbook.

Benefits: The Company will make available to you its standard vacation, medical and dental insurance benefits available to our employees according to our benefits policy. Medical will start on your date of hire and other benefits will start on the first day of the month following your date of hire. The Company will also make available to you a 401{k) Plan, subject to the terms of the plan. You will eligible to begin participating in the 401{k) Plan starting 3 months from your employment start date.

Standard Confidentiality and Inventions Assignment Agreement: Like all Company employees, you will be required to sign the Company's standard Confidential Information, Non-Disclosure and Inventions Assignment Agreement (the "Confidentiality Agreement") relating to protection of the Company's and third-parties' proprietary and confidential information and assignment of inventions.

8x8, Inc. | 2125 O'Nel Drive | San Jose, CA 95131 | Phone: 408.727.1885 | www.8x8.com

8x8 is hiring you for your talents, skills, and expertise. We do not want you to use or disclose any proprietary or confidential information from your previous employers. You will not need this information to perform your duties at 8x8, and using, or asking you to use, such information would violate 8x8 policies. We understand from you that working at 8x8 will not violate any confidentiality, non-compete or similar obligations you may owe to your previous employers or any other third parties. If this is incorrect or if you have any uncertainty in this regard. please do not sign this letter and contact us as soon as possible.

At-Will Employment: Your employment will be at-will, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason without further obligation or liability to either party. Such termination will not affect the parties' respective obligations under the Confidentiality Agreement. You will receive the Company's Employee Handbook with all of our policies and procedures on your first day of employment.

No Outside Consulting: You agree to not do any outside consulting work for any other person or company while employed full-time at 8x8, Inc., other than with the advance written approval of the Chief Executive Officer.

Background Check: This offer letter is contingent upon the results of a background check and may be rescinded at anytime in the event the background check fails to meet the employment qualifications of the Company.

8x8 is an E-Verify employer: 8x8 uses E-Verify to establish identity and authorization to work as required by the Immigration Reform and Control Act of 1986 ("IRCA"). E-Verify is an Internet-based system maintained by the U.S. government that allows businesses to determine the eligibility of their employees to work in the United States. E-Verify compares information from an employee's Form 1-9, Employment Eligibility Verification, to data from U.S. Department of Homeland Security and Social Security Administration records to confirm employment eligibility. For more information about E-Verify, please go to the government's website at: www.uscis.gov/e-verify.

Expiration Date: This offer will expire on Offer Details: 2/6/2017.

Start Date: Your anticipated start date is Offer Details: 2/20/2017.

Welcome to the 8x8 team!

Sincerely,
8X8, INC.

By:_________________________________
Vikram Verma
Chief Executive Officer

8x8, Inc. | 2125 O'Nel Drive | San Jose, CA 95131 | Phone: 408.727.1885 | www.8x8.com